                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             SCHLUMBERGER LIMITED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                 ^^         ^^
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF SCHLUMBERGER]

Schlumberger Limited
277 Park Avenue
New York, New York 10172-0266

  ------------

42, rue Saint-Dominique
75007 Paris, France

  ------------

Parkstraat 83,
2514 JG The Hague
The Netherlands

               NOTICE OF ANNUAL GENERAL MEETING OF STOCKHOLDERS

                           To Be Held April 12, 2000

                                                                  March 8, 2000

  The Annual General Meeting of Stockholders of Schlumberger Limited (Schlumberger N.V.) will be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles, on Wednesday, April 12, 2000 at 10:30 in the morning (Curacao time), for the following purposes:

1. To elect 12 directors.

2. To report on the course of business during the year ended December 31, 1999, to adopt and approve the Company's Consolidated Balance Sheet as at December 31, 1999, its Consolidated Statement of Income for the year ended December 31, 1999, and the declaration of dividends by the Board of Directors as reflected in the Company's 1999 Annual Report to Stockholders.

3. To approve the appointment of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts of the Company for 2000.

Action will also be taken upon such other matters as may come properly before the meeting.

  The close of business on February 24, 2000 has been fixed as the record date for the meeting. All holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

                                                  By order of the Board of
                                                  Directors,

                                                       JAMES L. GUNDERSON
                                                            Secretary

                                PROXY STATEMENT

                                                                  March 8, 2000

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Schlumberger Limited (Schlumberger N.V.) ("the Company") of proxies to be voted at the 2000 Annual General Meeting of Stockholders. The approximate mailing date of this proxy statement is March 8, 2000. Business at the meeting is conducted in accordance with the procedures determined by the Chairman of the meeting and is generally limited to matters properly brought before the meeting by or at the direction of the Board of Directors or by a stockholder in accordance with specified requirements requiring advance notice and disclosure of relevant information.

  The Schlumberger 1999 Annual Report to Stockholders has been mailed under separate cover. The Company's Consolidated Balance Sheet as at December 31, 1999, its Consolidated Statement of Income for the year ended December 31, 1999 and the supplemental financial information with respect to dividends included in the Annual Report are incorporated by reference as part of this proxy soliciting material.

  The Company will bear the cost of furnishing proxy material to all stockholders and of soliciting proxies by mail and telephone. D. F. King & Co., Inc. has been retained by the Company to assist in the solicitation of proxies for a fee estimated at $10,000 plus reasonable expenses. The Company will reimburse brokerage firms, fiduciaries and custodians for their reasonable expenses in forwarding the solicitation material to the beneficial owners.

Voting Procedure

  Each stockholder of record at the close of business on February 24, 2000 is entitled to one vote for each share registered in the stockholder's name. On
that date there were          outstanding shares of common stock of
Schlumberger, excluding            shares held in treasury.

  Fifty percent of the outstanding shares, exclusive of shares held in treasury, must be present in person or by proxy to constitute a quorum for the holding of the meeting. Abstentions and broker non-votes are counted for determining the presence of a quorum but are not counted as votes cast in the tabulation of votes on any matter brought before the meeting.

  Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy. Schlumberger is incorporated in the Netherlands Antilles and, as required by the Schlumberger Deed of Incorporation, meetings of stockholders must be held in Curacao. The enclosed proxy card is a means by which a stockholder may authorize the voting of shares at the meeting. It may be revoked at any time by written notice to the Secretary of the Company before it is voted. If it is not revoked, the shares represented will be voted in accordance with the proxy.

                           1. Election of Directors

  It is intended to fix the number of directors at 12 and to elect a Board of Directors of 12 members, each to hold office until the next Annual General Meeting of Stockholders and until a director's successor is elected and qualified or until a director's death, resignation or removal. Each of the nominees is now a director and was previously elected by the stockholders. Unless instructed otherwise, the proxies will be voted for the election of the 12 nominees named below. If any nominee is unable or unwilling to serve, proxies may be voted for another person designated by the Board of Directors. The Board knows of no reason why any nominee will be unable or unwilling to serve if elected.

  A majority of the votes cast is required to elect each of the nominees for director.

  The Board of Directors Recommends a Vote FOR All Nominees.

  The Board of Directors' nominees for election to the Board, together with information furnished by them with respect to their business experience, and other information regarding them, are set forth below:

                          Nominee, Age and                             Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
DON E. ACKERMAN, 66; Private Investor since 1991.(1).................    1982
D. EUAN BAIRD, 62; Chairman and Chief Executive Officer since October
 1986.(2)............................................................    1986
JOHN DEUTCH, 61; Institute Professor, Massachusetts Institute of
 Technology, Cambridge, Massachusetts since January 1997; Director of
 U.S. Central Intelligence May 1995 to December 1996; Deputy
 Secretary of Defense April 1994 to May 1995; Undersecretary of
 Defense (Acquisition and Technology) March 1993 to 1994; Director of
 Schlumberger Limited, May 1987 to 1993.(3)..........................    1997
VICTOR E. GRIJALVA, 61; Vice Chairman since April 1998; Executive
 Vice President, Oilfield Services from 1994 to April 1998; Executive
 Vice President for Wireline, Testing & Anadrill from 1992 to 1994.
 (4).................................................................    1998
DENYS HENDERSON, 67; Chairman, The Rank Group Plc., a diversified leisure services concern, since March 1995; Chairman, Dalgety PLC,
 January 1997 through December 31, 1998; Chairman, Zeneca Group PLC,
 June 1993 to May 1995; Chairman, Imperial Chemical Industries PLC
 ("ICI"), June 1993 through April 1995; Chairman and Chief Executive
 Officer, ICI, April 1987 to June 1993, all in the United Kingdom....    1995
ANDRE LEVY-LANG, 62; Independent Investor since November, 1999;
 Chairman of the Executive Board of Paribas, an international banking group, May 1998 to August 1999; Chairman of the Board of Management
 of Compagnie Financiere de Paribas from June 1990 until May 1998,
 Paris. (5)..........................................................    1992
WILLIAM T. McCORMICK, JR., 55; Chairman and Chief Executive Officer,
 CMS Energy Corp., a diversified energy company, Dearborn,
 Michigan.(6)........................................................    1990

                           Nominee, Age and                            Director
                    Five-Year Business Experience                       Since
                    -----------------------------                      --------
DIDIER PRIMAT, 55; President, Primwest Holding N.V., an investment
 management company, Curacao, N.A. (7)................................   1988
NICOLAS SEYDOUX, 60; Chairman and Chief Executive Officer, Gaumont, a
 French film-making enterprise, Paris.(7).............................   1982
LINDA GILLESPIE STUNTZ, 45; Partner, law firm of Stuntz, Davis &
 Staffier P.C., since February 1995; Partner, law firm of Van Ness
 Feldman, P.C., March 1993 to February 1995, both in Washington, D. C.
 (8)..................................................................   1993
SVEN ULLRING, 64; President and Chief Executive Officer, Det Norske
 Veritas, provider of safety, quality and reliability services to
 maritime, offshore and other industries, Hovik, Norway...............   1990
YOSHIHIKO WAKUMOTO, 68; Adviser to Toshiba Corporation, a technology company centered on electronics and energy, since July 1996; member of Board of Toshiba from July 1988 to June 1996; Executive Vice
 President of Toshiba, July 1992 through June 1996, with
 responsibility for corporate planning, group companies and
 information systems (1992 to 1995), and international affairs (1996),
 all in Tokyo. (9)....................................................   1997

--------
(1) Mr. Ackerman is Chairman of the Board and a member of the Audit Committee of Genicom Corporation, which is in the business of computer peripherals, electronic components, and computer related services.
(2) Mr. Baird is a director of Paribas, Paris, France. He is a trustee of Haven Capital Management Trust.
(3) Mr. Deutch is a director of Citigroup, a banking and insurance organization; CMS Energy Corp., a diversified energy company; Cummins Engine Company, Inc., a manufacturer of diesel engines and components; ARIAD Pharmaceuticals which is engaged in the discovery of novel pharmaceuticals; and Raytheon Corporation, an electronics manufacturer. Mr. Deutch's adult son, Paul Deutch, is employed by a unit of Schlumberger. The employment of Mr. Deutch's son was not influenced by John Deutch's position as a director of the company.
(4) Mr. Grijalva is Chairman of the Board of Directors of Transocean Sedco Forex Inc., an offshore drilling company.
(5) Mr. Levy-Lang is a director and member of the Compensation Committee of AGF, a French insurance company. On January 4, 1996, Mr. Levy-Lang was notified by a French judge that he was placed under official investigation ("mise en examen") as part of an ongoing inquiry regarding irregularities uncovered in the 1991 financial statements of Ciments Francais, S. A., which was at that time a subsidiary of Compagnie Financiere de Paribas.
(6) Mr. McCormick is a director of Bank One, Inc., a regional bank holding company, and Rockwell International Inc., a diversified producer of, among others, electronic, industrial automation and avionics products.
(7) Mr. Primat and Mr. Seydoux are cousins.

(8) Mrs. Stuntz is a director of American Electric Power Company, Inc., an electric and power holding company. She is Chairman of its Finance Committee and is a member of its Executive, Directors, Nuclear Oversight and Public Policy Committees.
(9) Mr. Wakumoto is Vice President (part-time executive member of the Board) of The Japan Foundation, a nonprofit institution funded by the Japanese Government and incorporated under a special enactment.

Security Ownership of Certain Beneficial Owners and Management

  The following table lists the shares of Schlumberger common stock beneficially owned as of January 31, 2000 by all directors and nominees, by each of the named executive officers, and by the directors and officers as a group. Except as footnoted, each individual has sole voting and investment power over the shares listed by that individual's name. As of January 31, 2000, no nominee for director owned more than 1% of the outstanding shares of the Company's common stock, except Mr. Primat who owned 4.3%. All 24 directors and executive officers as a group owned 5.3% of the outstanding shares of the Company at January 31, 2000.

Name                                                                Shares
----                                                                ------
Don E. Ackerman..................................................      2,000
D. Euan Baird....................................................  2,117,664(1)
John Deutch......................................................      3,600(2)
Andrew Gould.....................................................    244,790(3)
Victor E. Grijalva...............................................    789,781(4)
Denys Henderson..................................................      5,000
Andre Levy-Lang..................................................      4,000
Jack Liu.........................................................    134,832(5)
William T. McCormick, Jr. .......................................     10,000
Irwin Pfister....................................................    243,881(6)
Didier Primat.................................................... 24,556,236(7)
Nicolas Seydoux..................................................    251,524(8)
Linda Gillespie Stuntz...........................................      5,000(9)
Sven Ullring.....................................................      3,305
Yoshihiko Wakumoto...............................................      2,000
All directors and executive officers as a group (24 persons)..... 29,709,962(10)

--------
 (1) Includes 699,955 shares held in a revocable grantor trust and 1,417,709 shares which may be acquired by Mr. Baird within 60 days through the exercise of stock options.
 (2) Includes 600 shares owned by Mr. Deutch's wife, as to which he disclaims beneficial ownership.
 (3) Includes 230,790 shares which may be acquired by Mr. Gould within 60 days through the exercise of stock options.

 (4) Includes 600 shares owned by Mr. Grijalva's daughter, as to which he disclaims beneficial ownership, and 670,389 shares which may be acquired by Mr. Grijalva within 60 days through the exercise of stock options.
 (5) Includes 128,583 shares which may be acquired by Mr. Liu within 60 days through the exercise of stock options.
 (6) Includes 242,878 shares which may be acquired by Mr. Pfister within 60 days through the exercise of stock options.
 (7) Includes 560,000 shares as to which Mr. Primat shares investment power, 13,996,136 shares held by Mr. Primat as Executor of the Estate of Francoise Primat as to which he has sole voting and investment power and 5,000,000 shares held for account of the minor children of Mr. Primat as to which he has joint voting and investment power.
 (8) Includes 15,364 shares owned by Mr. Seydoux's wife as to which he shares voting and investment power.
 (9) Includes 3,000 shares as to which Mrs. Stuntz shares voting power.
(10) Includes 3,772,534 shares which may be acquired by executive officers as a group because they have the right to acquire such shares within 60 days through the exercise of stock options.

Board and Committees

  Schlumberger has an Audit, a Compensation, a Finance and a Nominating
Committee.

  The Audit Committee assesses and monitors the corporate control environment and recommends for appointment by the Board of Directors, subject to approval by the stockholders, a firm of independent certified public accountants whose duty is to examine the Schlumberger consolidated financial statements. The Audit Committee confers with the independent accountants and periodically reports to and advises the Board concerning the scope of the independent accountants' examinations and similar matters relating to Schlumberger accounting practices and internal accounting controls. The Audit Committee also advises the Board concerning the fees of the independent accountants.
Mr. Ullring is Chairman of the Audit Committee, and Messrs. Ackerman and Levy-Lang and Mrs. Stuntz are the other members.

  The Compensation Committee reviews and approves the compensation of the officers of the Company, advises on compensation and benefits matters and administers the Company's stock option plans. Mr. Ackerman is Chairman of the Compensation Committee. Messrs. Henderson, McCormick and Seydoux are the other members.

  The Finance Committee advises on various matters, including dividend and financial policies, the borrowing of money, the purchase and sale of securities and the investment and reinvestment of surplus funds. The Finance Committee periodically reviews the administration of the Schlumberger employee benefit plans and those of its subsidiaries. Messrs. Baird, Deutch, Grijalva, Levy-Lang, Primat and Wakumoto are the members of the Finance Committee.

  The Nominating Committee recommends to the Board the number and names of persons to be proposed by the Board for election as directors at the annual general meetings of stockholders. It may also recommend to the Board persons to be appointed by the Board or to be elected by the stockholders to fill any vacancies which occur on the Board. Mr. McCormick is Chairman of the Nominating Committee, and Messrs. Baird, Seydoux and Ullring are the other members. The Nominating Committee will consider nominees recommended by stockholders who may submit nominations to Chairman, Nominating Committee, care of the Secretary, Schlumberger Limited, 277 Park Avenue, New York, New York 10172-0266.

  During 1999 the Board of Directors held five meetings. The Audit Committee met twice; the Compensation Committee met four times; the Finance Committee met twice, and the Nominating Committee met three times. All present directors attended at least 75% of the aggregate of the meetings of the Board and of the committees of the Board on which such directors served, except for Denys Henderson who attended two-thirds of all such meetings.

  Directors who are employees of Schlumberger do not receive compensation for serving on the Board or on committees of the Board. Board members who are not employees receive annual fees of $40,000 each and additional annual fees of $10,000 as members of each of the committees on which they serve, except that the Chairmen of the Audit, Compensation and Nominating Committees each receive an annual fee of $20,000, rather than the $10,000 annual fee for committee service.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

  The following table shows the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to the next four most highly compensated executive officers for the fiscal years ending December 31, 1999, 1998, and 1997.

                          SUMMARY COMPENSATION TABLE

                                                                Long Term
                                                              Compensation
                                                              ------------
                                                                 Awards
                                                                 ------
                              Annual Compensation
                         -------------------------------       Securities
        Name and                                               Underlying           All Other
   Principal Position    Year Salary ($)(1)  Bonus ($)(1)  Options (#) (4) (5) Compensation ($) (6)
   ------------------    ---- ------------   -----------   ------------------- --------------------
D. E. Baird ............ 1999  1,500,000      1,000,000                0             105,000
 Chairman and            1998  1,500,000        600,000                0             270,000
 Chief Executive Officer 1997  1,500,000      1,500,000          549,500             323,000
V.E. Grijalva........... 1999    800,000        420,000                0              52,000
 Vice Chairman           1998    800,000        240,000                0             112,500
                         1997    600,000        450,000          219,800             129,000
A. Gould................ 1999    589,102(2)     310,915           54,950              36,691
 Executive Vice          1998
  President,                     499,154        152,284           43,960              63,198
 Oilfield Services
I. Pfister.............. 1999    500,000        290,000(3)        54,949              39,719
 Executive Vice          1998
  President,                     500,000        150,000                0              72,000
 Test & Transactions     1997    420,411        300,000          137,375              55,112
J. Liu.................. 1999    400,000        165,000           54,949              22,250
 Executive Vice          1998
  President,                     265,000         45,000           54,949              24,900
 Finance

--------
(1) Salary and bonus amounts include cash compensation earned and received and any amounts deferred under the Schlumberger Restoration Savings Plan.
(2) Mr. Gould is paid in French francs.
(3) Includes an award of $150,000 in connection with the sale of the Retail Petroleum Systems business.
(4) Shares were increased by a factor of 1.099 to reflect the spin-off of Sedco Forex.
(5) The Company has granted no stock appreciation rights or restricted stock.
(6) The 1999 amounts disclosed in this column include:
  (a) Company contributions to Schlumberger Profit Sharing Plans
  (b) Company unfunded credits to the Schlumberger Supplementary Benefit Plan
  (c) Company unfunded matching credits to the Schlumberger Restoration Savings Plan

                                                            (a)($) (b)($) (c)($)
                                                            ------ ------ ------
   Mr. Baird...............................................  8,000 38,800 58,200
   Mr. Grijalva............................................  8,000 17,600 26,400
   Mr. Gould............................................... 36,691    N/A    N/A
   Mr. Pfister.............................................  8,000 12,688 19,031
   Mr. Liu.................................................  8,000  5,700  8,550

  The Company's matching credits under the Schlumberger Restoration Savings Plan are vested one-third at three years of service, two-thirds at four years, fully at five years or upon reaching the earliest of age 60, death, or change of control. The amounts credited under the Schlumberger Restoration Savings Plan will be paid upon termination or retirement, death, disability, or change in control.

Stock Option Grants Table

The following table sets forth certain information concerning options granted during 1999 to the Chief Executive Officer and the next four most highly compensated executive officers. Shown are hypothetical gains that could be realized for the respective options, based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the ten-year term of the options. Any amount realized upon exercise of the options will depend upon the market price of Schlumberger common stock at the time the option is exercised relative to the exercise price of the option. There is no assurance that the amounts reflected in this table will be realized.

                       Option Grants in Last Fiscal Year

                                                                                   Potential Realizable
                                                                                     Value at Assumed
                                                                                      Annual Rates of
                                                                                        Stock Price
                                                                                     Appreciation for
                                           Individual Grants (1)                        Option Term
                         --------------------------------------------------------- ---------------------
                            Number of
                           Securities      % of Total
                           Underlying    Options Granted
                             Options     to Employees in Exercise Price Expiration
Name                     Granted (#) (2)   Fiscal Year     ($/SH) (3)      Date      5%($)      10%($)
----                     --------------- --------------- -------------- ---------- ---------- ----------
D. E. Baird.............          0            --               --           --           --         --
V. E. Grijalva..........          0            --               --           --           --
A. Gould................     54,950           0.91           44.843      1/19/09    1,549,674  3,927,177
I. Pfister..............     54,949           0.91           44.843      1/19/09    1,549,645  3,927,105
J. Liu..................     54,949           0.91           44.843      1/19/09    1,549,645  3,927,105

--------
(1) The number of shares granted was increased and the exercise price was decreased by a factor of 1.099 to reflect the spin-off of Sedco Forex.
(2) The Company has not granted any stock appreciation rights. Options become exercisable in installments of 20% each year following the date of grant. All outstanding stock options become fully exercisable prior to liquidation or dissolution of the Company or prior to any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation unless such merger, reorganization or consolidation provides for the assumption of such stock options.
(3) The exercise price of the options is equal to the average of the high and the low per share prices of the common stock on the options' dates of grant and may be paid in cash or by tendering shares of common stock. Applicable tax obligations may be paid in cash or by the withholding of shares of common stock.

Stock Option Exercises and December 31, 1999 Stock Option Value Table

  The following table shows certain information concerning options exercised during 1999 by the Chief Executive Officer and by the next four most highly compensated executive officers and the number and value of unexercised options at December 31, 1999. Schlumberger has not granted stock appreciation rights. The values of unexercised in-the-money stock options at December 31, 1999 as shown below are presented pursuant to Securities and Exchange Commission rules. Any amount realized upon exercise of stock options will depend upon the market price of Schlumberger common stock at the time the stock option is exercised. There is no assurance that the values of unexercised in-the-money options reflected in this table will be realized.

  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                    Values


                                                 Number of
                                                Securities        Value of
                                                Underlying      Unexercised
                                                Unexercised     In-The-Money
                                                Options at       Options at
                                      Value   FY-End (#) (2)  FY-End ($) (2) (3)
                   Shares Acquired   Realized  Exercisable/      Exercisable/
Name               on Exercises (#)  ($) (1)   Unexercisable    Unexercisable
----               ---------------- ---------- ------------- ------------------
D. E. Baird.......     350,000      11,283,771  1,329,790/      31,909,893/
                                                   483,559        4,054,684
V. E. Grijalva....           0             --     615,439/      14,588,692/
                                                   230,790        2,585,979
A. Gould..........           0             --     206,612/       4,745,350/
                                                   156,058        1,290,291
I. Pfister........           0             --     209,908/       4,213,500/
                                                   181,332        1,737,127
J. Liu............           0             --     100,010/       2,147,114/
                                                   147,262        1,513,678

--------
(1) Market value of stock on date of exercise less exercise price.
(2) Shares increased and exercise price decreased by a factor of 1.099 to reflect the spin-off of Sedco Forex.
(3) Closing price of stock on December 31, 1999 ($56.125) less exercise price.

Pension Plans

  Schlumberger and certain of its subsidiaries maintain pension plans for employees, including executive officers, providing for lifetime pensions upon retirement after a specified number of years of service. Employees may participate in one or more pension plans in the course of their careers with the Company or its subsidiaries, in which case they become entitled to a pension from each plan based upon the benefits accrued during the years of service related to each plan. These plans are funded on an actuarial basis through cash contributions made by the Company or its subsidiaries. Certain of the plans also permit or require contributions by employees.

  Benefits under the international staff pension plans of the Company and certain of its subsidiaries are based on a participant's pensionable salary (generally, base salary plus incentive) for each year in which the employee participates in the plans and the employee's length of service with the Company or the subsidiary. Since January 1, 1993, the benefit earned has been 3.2% of pensionable salary for each year of service. Benefits are payable upon normal retirement age, at or after age 55, or upon early retirement. Estimated annual benefits from these plans payable upon retirement are: $33,714 for Mr. Baird; $57,139 for Mr. Grijalva; $276,635 for Mr. Gould, assuming pensionable salary continues at the December 31, 1999 level for Mr. Gould, and $47,875 for Mr. Liu.

  Benefits under the U.S. tax qualified pension plans of the Company and certain of its subsidiaries are based on an employee's admissible compensation (generally, base salary plus incentive) for each year in which an employee participates in the U.S. plans and the employee's length of service with the Company or the subsidiary. From January 1, 1989, the benefit earned has been 1.5% of admissible compensation for service prior to the employee's completion of 15 years of active service and 2% of admissible compensation for service after completion of 15 years of active service. The Company has adopted a supplementary benefit plan for eligible employees, including executive officers. Amounts under the supplementary plan are accrued under an unfunded arrangement to pay each individual the additional amount which would have been payable under the plans if the amount had not been subject to limitations imposed by law on maximum annual benefit payments and on annual compensation recognized to compute plan benefits. Estimated annual benefits from the plans payable upon retirement are: $16,066 for Mr. Gould, and, assuming admissible compensation continues at the December 31, 1999 levels, estimated annual benefits payable from the U.S. plans and the supplementary benefit plan are:
$633,069 for Mr. Baird; $291,336 for Mr. Grijalva; $236,521 for Mr. Pfister, and $159,529 for Mr. Liu.

                          Corporate Performance Graph

  The following graph compares the yearly percentage change in the cumulative total stockholder return on Schlumberger common stock, assuming reinvestment of dividends on the last day of the month of payment into common stock of Schlumberger, with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on Value Line's Oilfield Services Industry Group over the preceding five-year period. The following graph is presented pursuant to Securities and Exchange Commission rules. Schlumberger believes that while total stockholder return is an important corporate performance indicator, it is subject to the vagaries of the market. In addition to the creation of stockholder value, the Schlumberger executive compensation program is based on financial and strategic results and the other factors set forth and discussed in the Compensation Committee Report beginning on page 12.
                 SLB         S&P 500       Industry Peer Index
--------------------------------------------------------------
12/31/94         100         100           100
12/31/95         141         138           155
12/31/96         206         169           240
12/31/97         337         226           371
12/31/98         196         290           179
12/31/99         268         351           265

  Assumes $100 invested on December 31, 1994 in Schlumberger Limited stock, in the S&P 500 Index and in Value Line's 1999 Oilfield Services Industry Index. Reflects reinvestment of dividends on the last day of the month of payment, and reinvestment of the 1999 year-end distribution in connection with the spin-off of Sedco Forex, and annual reweighting of the Industry Peer Index portfolio.

Compensation Committee Report on Executive Compensation

  The Compensation Committee of the Board of Directors is comprised entirely of outside directors who review and approve compensation programs applicable to executive officers. Specific awards for these officers are approved by the committee.

  Three programs continue to provide the core compensation vehicles for executive officers:

  --Base Salaries
  --Annual Cash Incentive Awards
  --Stock Option Grants

  For many years, Schlumberger has emphasized career opportunities by recruiting from colleges and universities in countries where Schlumberger works (more than 70 countries throughout the world), supporting mobility and maintaining competitive compensation programs which are based on an employee's contribution and potential rather than country of origin.

  Thus, the three programs noted above are applicable not only to executive officers, but to thousands of managerial, professional and technical employees of Schlumberger. At all levels, employees enjoy competitive base salaries. Participation in an annual cash incentive program is added to the compensation package as employees advance, with the size of incentive opportunity increasing as one progresses in the organization.

  Within the first few years of employment, those with strong performance as well as outstanding potential may be awarded stock option grants, which are discretionary in nature.

  In this way, an increasing portion of the successful employee's total compensation becomes leveraged against yearly results and Company long-term appreciation due to the expanding role played by cash incentives and stock options in the total compensation package.

  The Company's subsidiaries also have profit sharing plans that provide annual deferred awards based on the results of the fiscal year for the subsidiary sponsoring the plan. These awards also tend to increase the portion of total compensation which is leveraged against business results.

  Base salaries are reviewed annually for competitiveness against a database of comparator company information provided by outside compensation consultants. The companies in the database reflect those broad industry segments in which Schlumberger competes -- oil-related, high technology and high volume manufacturing. The companies in the database may change slightly from year to year due to mergers and acquisitions as well as the normal movement of companies into and out of the database at their own volition. The same companies used for executive officer base salary ranges are used for professional and managerial employees of Schlumberger throughout the world.

  The comparator companies used for compensation purposes are different from those in the Corporate Performance Graph (the Value Line Oilfield Services Industry Group). The Value Line companies do not constitute a source of recruits nor do they reflect all the industry segments in which Schlumberger operates.

  While executive officer base salary levels are studied annually, they are adjusted less frequently. Except for significant changes in responsibility, an executive officer's base salary may be increased only every three to five years and then by a significant amount. This has allowed the Company to focus primarily on variable compensation during periods of low inflation.

  Consistent with this policy, Andrew Gould's salary was increased on his promotion to Executive Vice President with responsibility for the entire Oilfield Services group. One named executive officer was appointed in 1999, Jack Liu, to succeed Arthur Lindenauer as Executive Vice President, Finance.

  Annual cash incentive awards for each executive officer are payable early in the calendar (fiscal) year and reflect performance against targets or objectives established early in the preceding year.

  For all executive officers, incentive awards are calculated as a percent of the base salary paid for the completed calendar year. The percent varies among executive officer positions to reflect the differing levels of potential impact on Company results. For 1999, the incentive award ranges were:

  --0 to 100% for Mr. Baird

  --0 to 75% for Messrs. Grijalva, Gould and Pfister

  --0 to 60% for Mr. Liu

  With exceptional results, the incentive ranges can be exceeded.

  One-half of the incentive potential for each executive officer is a function of performance against financial targets for the Company or the business sector for which the executive officer is responsible. In 1999, the Company objectives were divided between specific numerical targets and earnings; the business sector target is net income for that sector.

  The second half of the incentive potential is a reflection of performance against various objectives of each executive officer. Objectives may be strategic or personal and may relate solely to the completed fiscal year or be interim measures against longer-term objectives. Achievement against objectives is determined subjectively.

  The continued downturn in the oil business in 1999 affected the financial results and the incentive awards of three named executive officers (Messrs. Grijalva, Gould and Liu). Their total cash compensation for 1999 is at or below the median of available comparator market data. Mr. Pfister's incentive is based on financial results of Automated Test Equipment, Smart Cards and Terminals, and the sale of Retail Petroleum Systems, the results of which were finalized in 1999. Based on results, Mr. Pfister's total cash compensation is at the median of comparator market data.

  Stock option grants were awarded in 1999 on a general basis throughout Schlumberger to professional, managerial and technical employees deemed eligible for consideration. Such reviews are conducted every 18 months to two years. Grants are awarded on an entirely discretionary basis to individuals demonstrating exceptional performance in their current positions as well as the likelihood of continuing high quality performance in the future. In addition, grants typically are awarded between general reviews to recognize promotions, substantial changes in responsibility, and significant individual or team achievements. The 1999 grants emphasized high potential employees early in their careers with Schlumberger.

  Of the named executive officers, Messrs. Gould, Pfister and Liu were awarded stock option grants in 1999.

  The stock option grants awarded by the Company are uniform in their terms for executive officers as well as all other optionees -- 10-year term, vesting in 20% steps at the first through fifth anniversary of grant date, and option price equal to fair market value on date of grant.

  The Company does not utilize below-market options, stock appreciation rights, phantom stock, restricted stock, performance units or reload options.
Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation expenses in excess of $1,000,000 per individual. The committee does not believe that the cash compensation payable in excess of this amount for fiscal year 1999 will result in any material loss of tax deduction. Therefore, the committee has elected not to follow the provisions of Section 162(m) with regard to cash compensation. The Company's stock option plans are believed to be in compliance with the provisions of Section 162(m).

Bases for the Compensation of the Chief Executive Officer

  The same database of companies used for comparison purposes to review base salaries of other executive officers (and managerial employees throughout the Schlumberger universe) is studied to consider the base salary of the Chief Executive Officer. The database reflects the industry segments in which the Company operates -- oil-related, high technology and high volume manufacturing.

  The Chief Executive Officer's salary remained at $1,500,000 during 1999.

  The potential cash incentive award for Mr. Baird for 1999 was 100% of base salary. As with other executive officers with corporate responsibility, one-half of this award potential was a measure of performance against specific financial targets for the Company. These financial targets were not fully achieved in 1999 so payment on this half of the incentive award is in proportion to the results.

  The second half of the award potential reflects the committee's evaluation of Mr. Baird's performance against strategic objectives established early in 1999 for the calendar year. These objectives were a combination of market growth, acquisition, and organizational changes. Disclosure of specific measures applied to evaluate achievement of Mr. Baird's objectives could adversely affect the Company's competitive position.

  The total cash incentive awarded Mr. Baird for 1999 performance was $1,000,000. In combination with base salary, this places him at the median of available comparator market data.

  Mr. Baird has no employment agreement with the Company.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE SCHLUMBERGER
BOARD OF DIRECTORS

      Don E. Ackerman, Chairman                 William T. McCormick, Jr.
      Denys Henderson                           Nicolas Seydoux

                            2. Financial Statements

  The Company's Consolidated Balance Sheet as at December 31, 1999, its Consolidated Statement of Income for the year ended December 31, 1999, as audited by PricewaterhouseCoopers LLP, and the amount of dividends declared by the Board of Directors during 1999 are submitted to the stockholders pursuant to the Schlumberger Deed of Incorporation.

  A majority of the votes cast is required for the adoption and approval of the financial results as set forth in the financial statements and of the declaration of dividends by the Board of Directors as reflected in the 1999 Annual Report to Stockholders.

  The Board of Directors Recommends a Vote FOR Item 2.

                          3. Appointment of Auditors

  PricewaterhouseCoopers LLP have been selected by the Board of Directors as independent public accountants to audit the accounts of the Company for the year 2000. The Schlumberger by-laws provide that the selection of auditors is subject to approval by the stockholders, and a majority of the votes cast is required for such approval. A representative of PricewaterhouseCoopers LLP will attend the 2000 Annual General Meeting and will have the opportunity to make a statement and respond to questions.

  The Board of Directors Recommends a Vote FOR Item 3.

Stockholder Proposals for 2001 Annual General Meeting

  In order for a stockholder proposal to be considered for inclusion in the proxy statement for the 2001 Annual General Meeting of Stockholders, written proposals must be received by the Secretary of the Company, 277 Park Avenue, New York, New York 10172-0266, no later than November 8, 2000. Pursuant to the rules under the Securities Exchange Act of 1934, the Company may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2001 Annual General Meeting if the stockholder making the proposal has not given notice to the Company by January 22, 2001.

                                 Other Matters

  Stockholders may obtain a copy of Form 10-K filed with the United States Securities and Exchange Commission without charge by writing to the Secretary of the Company at 277 Park Avenue, New York, New York 10172-0266.

  The Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

  Please sign, date, and return the accompanying proxy in the enclosed envelope at your earliest convenience.

                                           By order of the Board of Directors,

                                                   James L. Gunderson
                                                        Secretary

New York, N.Y.
March 8, 2000

[LOGO OF SCHLUMBERGER]


NOTICE OF
ANNUAL GENERAL MEETING
OF STOCKHOLDERS
AND
PROXY STATEMENT
APRIL 12, 2000



                      ----------------------------------

 Please sign your proxy card and
 return it in the enclosed
 envelope so that you may be
 represented at the Meeting.

                      ----------------------------------

                   Schlumberger Limited (Schlumberger N.V.)


            Proxy Solicitation on Behalf of the Board of Directors

                    Annual General Meeting of Stockholders


P         The undersigned, having received the Notice and Proxy Statement for the Annual General Meeting of Stockholders and the 1999 Annual Report to Stockholders, hereby appoints A.L.A. Bosnie, Aede Gerbranda, Jan A. Koning, and M.P. Weber-Dommisse and each of them, proxies, with power of
R substitution, to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting, all my (our) shares of record of Schlumberger Limited (Schlumberger N.V.) at the Annual General Meeting of Stockholders
O to be held at the Avila Beach Hotel, Penstraat 130, Willemstad, Curacao, Netherlands Antilles on April 12, 2000, and at any adjournment or adjournments thereof.
X

     If no other indication is made, the proxies will vote FOR the election of
Y    the director nominees and FOR Proposals 2 and 3.


-------------                                                  -------------
 SEE REVERSE     Continued and to be signed on reverse side     SEE REVERSE
    SIDE                                                           SIDE
-------------                                                  -------------

[X] Please mark
    votes as in
    this example.

  Unless you indicate otherwise, this proxy will be voted in accordance with the Board of Directors' recommendations.
  Directors recommend a vote FOR items 1, 2 and 3.

  1. Election of 12 Directors
     Nominees: D.E. Ackerman, D.E. Baird,                                                       FOR   AGAINST  ABSTAIN
     J. Deutch, V.E. Grijalva, D. Henderson,             2. Adoption and approval of Financials [_]     [_]      [_]
     A. Levy-Lang, W.T. McCormick, Jr.,                     and Dividends
     D. Primat, N. Seydoux, L.G. Stuntz,
     S. Ullring, Y. Wakumoto

          FOR                 WITHHELD                   3. Approval of Auditors                [_]     [_]      [_]
          ALL   [_]       [_] FROM ALL
       NOMINEES               NOMINEES
       For, except vote withheld from the
       following nominees(s):

  [_] ___________________________________



                                                         MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]



                                                         Please sign names exactly as printed hereon. If signing as attorney, administrator, executor, guardian or trustee, please give full title as such. Please sign, date and return in the enclosed envelope.


Signature:____________________  Date:_________      Signature:________________________  Date:_____________

                        CONSOLIDATED STATEMENT OF INCOME

(Stated in thousands except per share amounts)

Year Ended December 31,                                                      1999                    1998                    1997

                                                                   ---------------             ------------            -------------
Revenue
   Operating                                                           $ 8,394,947              $10,725,030              $10,652,097
   Interest and other income                                               356,758                  173,006                  103,092
                                                                       -----------              -----------              -----------
                                                                         8,751,705               10,898,036               10,755,189
                                                                       -----------              -----------              -----------
Expenses
   Cost of goods sold
     and services                                                        6,748,839                8,414,383                7,847,796
   Research & engineering                                                  522,240                  556,882                  509,562
   Marketing                                                               433,871                  467,592                  433,911
   General                                                                 383,695                  427,775                  412,614
   Interest                                                                192,954                  137,211                   75,677
                                                                       -----------              -----------              -----------
                                                                         8,281,599               10,003,843                9,279,560
                                                                       -----------              -----------              -----------
Income before taxes                                                        470,106                  894,193                1,475,629

   Taxes on income                                                         140,772                  276,231                  388,401
                                                                       -----------              -----------              -----------
Income from
   continuing operations                                                   329,334                  617,962                1,087,228

Discontinued operations,
  net of tax                                                                37,360                  396,237                  297,321
                                                                       -----------              -----------              -----------
Net Income                                                             $   366,694              $ 1,014,199              $ 1,384,549
                                                                       ===========              ===========              ===========

Basic earnings per share:
   Continuing operations                                               $      0.60              $      1.14              $      2.02
   Discontinued operations                                                    0.07                     0.72                     0.55
                                                                       -----------              -----------              -----------
   Net Income                                                          $      0.67              $      1.86              $      2.57
                                                                       ===========              ===========              ===========
Diluted earnings per share:
   Continuing operations                                               $      0.58              $      1.10              $      1.94
   Discontinued operations                                                    0.07                     0.71                     0.53
                                                                       -----------              -----------              -----------
   Net Income                                                          $      0.65              $      1.81              $      2.47
                                                                       ===========              ===========              ===========

Average shares outstanding                                                 548,680                  544,338                  539,330

Average shares outstanding
    assuming dilution                                                      563,789                  561,855                  559,653

See the Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

CONSOLIDATED BALANCE SHEET

                                                                                                       (Stated in thousands)
December 31,                                                                                       1999                        1998
                                                                                            -------------             -------------
ASSETS
Current Assets
   Cash and short-term investments                                                           $  4,389,837              $  3,956,694
   Receivables less allowance for doubtful accounts
       (1999-$89,030; 1998-$89,556)                                                             2,429,842                 2,968,070
   Inventories                                                                                  1,268,500                 1,333,131
   Deferred taxes on income                                                                       259,257                   295,974
   Other current assets                                                                           258,532                   251,355
                                                                                             ------------              ------------
                                                                                                8,605,968                 8,805,224
Investments in Affiliated Companies                                                               535,434                    84,844
Long-term Investments, held to maturity                                                           726,496                   855,172
Fixed Assets less accumulated depreciation                                                      3,560,740                 4,694,465
Excess of Investment Over Net Assets
   of Companies Purchased less amortization                                                     1,333,681                 1,302,678
Deferred Taxes on Income                                                                          209,597                   202,630
Other Assets                                                                                      109,276                   132,916
                                                                                             ------------              ------------
                                                                                             $ 15,081,192              $ 16,077,929
                                                                                             ============              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable and accrued liabilities                                                  $  2,282,884              $  2,539,954
   Estimated liability for taxes on income                                                        383,159                   480,123
   Bank loans                                                                                     444,221                   708,978
   Dividend payable                                                                               106,653                   102,891
   Long-term debt due within one year                                                             257,571                    86,722
                                                                                             ------------              ------------
                                                                                                3,474,488                 3,918,668
Long-term Debt                                                                                  3,183,174                 3,285,444
Postretirement Benefits                                                                           451,466                   432,791
Other Liabilities                                                                                 251,036                   321,951
                                                                                             ------------              ------------
                                                                                                7,360,164                 7,958,854
                                                                                             ------------              ------------
Stockholders' Equity
   Common stock                                                                                 1,820,186                 1,539,408
   Income retained for use in the business                                                      7,916,612                 8,882,455
   Treasury stock at cost                                                                      (1,878,612)               (2,221,308)
   Translation adjustment                                                                        (137,158)                  (81,480)
                                                                                             ------------              ------------
                                                                                                7,721,028                 8,119,075
                                                                                             ------------              ------------
                                                                                             $ 15,081,192              $ 16,077,929
                                                                                             ============              ============

See the Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                            (Stated in thousands)
Year Ended December 31,                                                            1999                1998                 1997
                                                                              -----------          -----------          -----------
Cash flows from operating activities:                                                --                   --                   --
   Net income                                                                 $   366,694          $ 1,014,199          $ 1,384,549
   Adjustments to reconcile net income
   to net cash provided by operating activities:
     Discontinued operations                                                      213,676              136,206              110,780
     Depreciation and amortization                                              1,020,862            1,011,582              924,223
     Earnings of companies carried at equity,
       less dividends received (1999-$3,401;
       1998-$4,996; 1997-$4,934)                                                  (13,904)              (9,576)              (1,270)
   Provision for losses on accounts receivable                                     37,943               36,861               27,871
   Charges                                                                        128,508              368,499                 --
   Other adjustments                                                                 --                    (58)              (2,278)
   Change in operating assets and liabilities:
     Decrease (increase) in receivables                                           265,588              (20,507)            (647,470)
     Increase in inventories                                                      (43,635)            (122,622)            (220,813)
     (Increase) decrease in deferred taxes                                        (21,672)             (75,959)              32,140
     (Decrease) increase in accounts payable
       and accrued liabilities                                                   (181,731)             (72,940)             175,664
     (Decrease) increase in estimated liability
       for taxes on income                                                        (69,338)              79,677               51,215
     Other-net                                                                   (182,426)            (116,784)              25,916
                                                                              -----------          -----------          -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                       1,520,565            2,228,578            1,860,527
                                                                              -----------          -----------          -----------
Cash flows from investing activities:
   Purchases of fixed assets                                                     (792,001)          (1,462,620)          (1,404,323)
   Sales/retirements of fixed assets & other                                       68,005              111,262               97,390
   Drilling fluids joint venture                                                 (325,000)                --                   --
   (Purchase) sale of
       other businesses                                                          (135,338)              61,662              (28,233)
   Increase in investments                                                       (295,075)          (2,292,163)            (867,894)
   Sale of financial instruments                                                  203,572                 --                   --
   (Increase) decrease in other assets                                            (43,166)               4,660               19,453
   Discontinued operations                                                       (291,953)            (424,749)             (13,411)
                                                                              -----------          -----------          -----------
NET CASH USED IN INVESTING ACTIVITIES                                          (1,610,956)          (4,001,948)          (2,197,018)
                                                                              -----------          -----------          -----------
Cash flows from financing activities:
   Dividends paid                                                                (410,494)            (388,379)            (377,636)
   Proceeds from employee stock purchase plan                                      70,765               70,461               50,055
   Proceeds from exercise of stock options                                        103,084               68,780               97,899
   Exercise of stock warrants                                                     449,625                 --                   --
   Proceeds from issuance of long-term debt                                     1,062,935            2,909,156              925,579
   Payments of principal on long-term debt                                       (916,242)            (863,966)            (419,962)
   Net (decrease) increase in short-term debt                                    (242,014)             (64,756)              50,831
                                                                              -----------          -----------          -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                         117,659            1,731,296              326,766
                                                                              -----------          -----------          -----------
Net increase (decrease) in cash                                                    27,268              (42,074)              (9,725)
Cash, beginning of year                                                           105,321              147,395              157,120
                                                                              -----------          -----------          -----------
CASH, END OF YEAR                                                             $   132,589          $   105,321          $   147,395
                                                                              ===========          ===========          ===========

See the Notes to Consolidated Financial Statements
Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                           Common  Stock                             (Dollar amounts stated in thousands)
                               -------------------------------------------------------------------        Income
                                           Issued                      In Treasury                      Retained for
                               --------------------------------------------------         Translation    Use in the    Comprehensive
                                       Shares      Amount        Shares         Amount     Adjustment    Business          Income
                                 ------------  ------------   -----------   ------------  -----------  ------------    ------------
Balance,
January 1, 1997                   661,842,453   $1,307,717    124,661,624    $2,315,946   $   (25,626)   $7,255,108   $     925,243
                                                                                                                      ==============
Translation
    adjustment                                                                                (37,706)                      (37,706)
Sales to optionees less
    shares exchanged                  395,950       37,316     (3,323,223)      (61,743)
Employee stock
    purchase plan                   1,399,623       50,055
Net income                                                                                                1,384,549       1,384,549
IVS acquisition                                     16,324       (238,812)       (4,438)
Tax benefit on
     stock options                                  16,600
Change in subsidiary
     year-end                                          612                                                    4,560
Dividends declared
    ($0.75 per share)                                                                                      (378,575)
                                 ------------  ------------   -----------   ------------  -----------  ------------    ------------

Balance,
December 31, 1997                 663,638,026    1,428,624    121,099,589     2,249,765       (63,332)    8,265,642    $   1,346,843
                                                                                                                      ==============
Translation
   adjustment                                                                                 (18,148)                      (18,148)
Sales to optionees less
   shares exchanged                   796,992       40,323     (1,531,607)      (28,457)
Employee stock
   purchase plan                    1,266,840       70,461
Net income                                                                                               1,014,199        1,014,199
Dividends declared
   ($0.75 per share)                                                                                      (397,386)
                                 ------------  ------------   -----------   ------------  -----------  ------------    ------------
Balance,
December 31, 1998                 665,701,858    1,539,408    119,567,982     2,221,308       (81,480)   8,882,455      $   996,051
                                                                                                                       ===========
Translation
    adjustment                                                                                (55,678)                      (55,678)
  Sales to optionees less
    shares exchanged                   28,100       41,931     (3,291,288)      (61,153)
  Employee stock
    purchase plan                   1,324,848       70,765
  Net income                                                                                               366,694          366,694
  Dividends declared
    ($0.75 per share)                                                                                     (414,210)
Sedco Forex spin-off                                                                                      (918,327)
Exercise of stock
    warrants                                       168,082    (15,153,018)     (281,543)
                                 ------------  ------------   -----------   ------------  -----------  ------------    ------------
 Balance,
December 31, 1999                 667,054,806  $ 1,820,186    101,123,676    $1,878,612    $ (137,158)  $7,916,612      $    311,016
                                 ============  ============   ===========   ============  ===========  ============    ============

See the Notes to Consolidated Financial Statements

 Schlumberger Limited (Schlumberger N.V., Incorporated in the Netherlands Antilles) and Subsidiary Companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Accounting Policies
The Consolidated Financial Statements of Schlumberger Limited and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States.

DISCONTINUED OPERATIONS
On December 31, 1999, Schlumberger completed the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc., which changed its name to Transocean Sedco Forex Inc. following the merger. The results for the Sedco Forex operations spun off by Schlumberger are reported as Discontinued Operations for all periods presented in the Consolidated Statement of Income.

PRINCIPLES OF CONSOLIDATION
The Consolidated Financial Statements include the accounts of majority-owned subsidiaries. Significant 20% - 50% owned companies are carried on the equity method and classified in Investments in Affiliated Companies. The pro rata share of Schlumberger after-tax earnings is included in Interest and other income. Equity in undistributed earnings of all 50%-owned companies on December 31, 1999 was not material.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While actual results could differ from these estimates, management believes that the estimates are reasonable.

REVENUE RECOGNITION
Generally, revenue is recognized after services are rendered or products are shipped.

TRANSLATION OF NON-US CURRENCIES
Oilfield Services' functional currency is primarily the US dollar. Resource Management Services' and Test & Transactions' functional currencies are primarily local currencies. All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates. The resulting adjustments are charged or credited directly to the Stockholders' Equity section of the Consolidated Balance Sheet. Revenue and expenses are translated at the weighted-average exchange rates for the period. All realized and unrealized transaction gains and losses are included in income in the period in which they occur. Schlumberger policy is to hedge against unrealized gains and losses on a monthly basis. Included in the 1999 results were transaction losses of $12 million, compared with losses of $6 million and $10 million in 1998 and 1997, respectively.

Currency exchange contracts are entered into as a hedge against the effect of future settlement of assets and liabilities denominated in other than the functional currency of the individual businesses. Gains or losses on the contracts are recognized when the currency exchange rates fluctuate, and the resulting charge or credit partially offsets the unrealized currency gains or losses on those assets and liabilities. On December 31, 1999, contracts and options were outstanding for the US dollar equivalent of $110 million in various foreign currencies. These contracts mature on various dates in 2000 and 2001.

Investments
Both short-term and long-term investments held to maturity are stated at cost plus accrued interest, which approximates market, and comprise primarily eurodollar time deposits, certificates of deposit and commercial paper, euronotes and eurobonds, substantially all denominated in US dollars. Substantially all the investments designated as held to maturity that were purchased and sold during the year had original maturities of less than three months. Short-term investments that are designated as trading are stated at market. The unrealized gains/losses on such securities on December 31, 1999 were not significant.

For purposes of the Consolidated Statement of Cash Flows, Schlumberger does not consider short-term investments to be cash equivalents as they generally have original maturities in excess of three months.

Short-term investments at December 31, 1999 and 1998, were $4.26 billion and $3.85 billion, respectively.

Inventories
Inventories are stated principally at average cost or at market, if lower. Inventory consists of materials, supplies, finished goods and nonexclusive proprietary seismic surveys.

Excess of Investment Over Net Assets of Companies Purchased
Cost in excess of net assets of purchased companies (goodwill) is amortized on a straight-line basis over 5 to 40 years. Accumulated amortization was $516 million and $434 million on December 31, 1999 and 1998, respectively. Of the goodwill on December 31, 1999, 40% is being amortized over 40 years, 11% is being amortized over 28 years, 23% is being amortized over 25 years and 26% is being amortized over periods of up to 25 years.

Fixed Assets and Depreciation
Fixed assets are stated at cost less accumulated depreciation, which is provided for by charges to income over the estimated useful lives of the assets using the straight-line method. Fixed assets include the manufacturing cost (average cost) of oilfield technical equipment manufactured by subsidiaries of Schlumberger. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Upon sale or other disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to income.

Capitalized Interest
Schlumberger capitalizes interest expense during the new construction or upgrade of qualifying assets. Interest expense capitalized in 1999 and 1998 was $5 million and $7 million, respectively. No interest expense was capitalized in 1997.

Impairment of Long-lived Assets
Schlumberger reviews the carrying value of its long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Schlumberger assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Taxes on Income
Schlumberger and its subsidiaries compute taxes on income in accordance with the tax rules and regulations of the many taxing authorities where the income is earned. The income tax rates imposed by these taxing authorities vary substantially. Taxable income may differ from pretax income for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, an appropriate provision for deferred income taxes is made.

Approximately $3.2 billion of consolidated income retained for use in the business on December 31, 1999 represented undistributed earnings of consolidated subsidiaries and the pro rata Schlumberger share of 20%-50% owned companies. No provision is made for deferred income taxes on those earnings considered to be indefinitely reinvested or earnings that would not be taxed when remitted.

Tax credits and other allowances are credited to current income tax expense using the flow-through method of accounting.

Earnings Per Share
Basic earnings per share is calculated by dividing net income by the average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options and warrants which are in the money are exercised at the beginning of the period and the proceeds used, by Schlumberger, to purchase shares at the average market price for the period. The following is a reconciliation from basic earnings per share to diluted earnings per share from continuing operations for each of the last three years:

                 (Stated in thousands except per share amounts)

                                      Income from         Average
                                      Continuing          Shares         Earnings
                                      Operations        Outstanding     Per Share
                                    -------------      ------------    -----------
1999
Basic                                   $329,334         548,680        $   0.60
Effect of dilution:
         Options                                           7,916
         Warrants                                          7,193
                                        --------        --------        --------
Diluted                                 $329,334         563,789        $   0.58
                                        ========        ========        ========

1998
Basic                                   $617,962         544,338        $   1.14
Effect of dilution:
         Options                                           9,723
         Warrants                                          7,794
                                        --------        --------        --------
Diluted                                 $617,962         561,855        $   1.10
                                        ========        ========        ========

1997
Basic                                   $1,087,228       539,330        $   2.02
Effect of dilution:
         Options                                          12,185
         Warrants                                          8,138
                                          --------       --------
Diluted                                 $1,087,228       559,653        $   1.94
                                        ==========       ========        ========

Research & Engineering
All research and engineering expenditures are expensed as incurred, including costs relating to patents or rights that may result from such expenditures.

1999 and 1998 Charges--CONTINUING OPERATIONS
Schlumberger recorded the following charges in continuing operations in 1999 and 1998:

In December 1999, a pre-tax charge of $77 million ($71 million after tax, $0.13 per share - diluted), classified in Cost of goods sold and services, consisting primarily of the following:

o A charge of $31 million ($26 million after tax) including $23 million of asset impairments and $8 million of severance costs related to reductions in the marine seismic fleet due to depressed market conditions.
o A charge of $38 million ($37 million after tax) including $33 million of asset impairments and $5 million of severance costs related to the restructuring of its land drilling activity following the spin-off of its offshore drilling business to stockholders.

In March 1999, a pretax charge of $147 million partially offset by a pretax gain of $103 million (net - $58 million after tax, $0.10 per share - diluted), consisting of the following:

o A charge of $118 million ($118 million after tax) related to the downsizing of its global Oilfield Services activities, including $108 million of severance costs and $10 million for asset impairments.
o A charge of $29 million ($20 million after tax) related to RMS and Test & Transactions, consisting principally of $16 million of severance costs at several RMS facilities resulting from a downturn in business and $5 million of asset write-downs.

o A credit of $103 million ($80 million after tax) from the gain on the sale of financial instruments received in connection with the 1998 sale of RPS.

The pretax gain on the sale of financial instruments is included in Interest & other income. The pretax charge of $147 million is classified in Cost of goods sold and services.

In September 1998, a pretax charge of $432 million ($368 million after tax, $0.65 per share - diluted), classified in Cost of goods sold and services, consisting primarily of the following:

o A charge of $314 million ($257 million after tax) related to Oilfield Services, including severance costs of $69 million; facility closure costs of $61 million; operating assets write-offs of $137 million; and $43 million of customer receivable reserves where collection was considered doubtful due to the customers' financial condition and/or country risk. This charge was due to the reduction in business activity.
o A charge of $48 million ($63 million after tax) for merger-related costs in connection with the acquisition of Camco.
o A charge of $61 million ($43 million after tax) related to RMS and Test & Transactions, consisting primarily of $21 million of severance and $40 million of environmental costs resulting from a reassessment of ongoing future monitoring and maintenance requirements at locations no longer in operation.

Severance costs included in the September 1998 charge (6200 people; $90 million) and the March 1999 charge (4700 people; $124 million) have been paid. The actual number of employees terminated was slightly higher than originally planned; however, this had no material impact on the actual severance costs paid as compared with the amount originally accrued. The December 1999 charge included severance costs of $13 million (300 people) of which $5 million had been paid at December 31, 1999.

The $61 million of facility closure costs accrued in 1998 have substantially been paid in accordance with the original plan.

Discontinued Operations

On December 31, 1999, Schlumberger completed the spin-off of its offshore contract drilling business, Sedco Forex, to its stockholders and the subsequent merger of Sedco Forex and Transocean Offshore Inc., which changed its name to Transocean Sedco Forex Inc. following the merger. The spin-off was approved by stockholders on December 10, 1999.

Upon completion of the merger, Schlumberger stockholders held approximately 52% of the ordinary shares of Transocean Sedco Forex Inc., and Transocean Offshore Inc. shareholders held the remaining 48%. Schlumberger retained no ownership in the combined company.

In the spin-off, Schlumberger stockholders received one share of Sedco Forex for each share of Schlumberger owned on the record date of December 20, 1999. In the merger, each Sedco Forex share was exchanged for 0.1936 ordinary share of Transocean Sedco Forex Inc. Stockholders received cash in lieu of fractional shares.

Results for the Sedco Forex operations spun off by Schlumberger for this transaction are reported as discontinued operations for all periods presented in the Consolidated Statement of Income.

Discontinued Operations on the Consolidated Statement of Income includes the operating results of the spun-off Sedco Forex business and the following charges:

o In December 1999, an after-tax charge of $50 million ($0.09 per share - diluted) for costs directly associated with the spin-off.
o In March 1999, an after-tax charge of $33 million ($0.06 per share - diluted) for severance costs ($13 million) and legal claims.
o In September 1998, an after-tax charge of $12 million ($0.02 per share - diluted) for severance costs.

As a result of the spin-off, Schlumberger Income Retained for Use in the Business was reduced by $918 million representing the spun-off net assets of Sedco Forex ($1.23 billion) less payments received in settlement of intercompany balances between Schlumberger and Sedco Forex ($313 million). The net assets spun off included $1.3 billion of fixed assets.

Pursuant to Accounting Principles Board Opinion (APB) No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the revenue and expenses of Sedco Forex have been excluded from the respective captions in the Consolidated Statement of Income. The net operating results of Sedco Forex have been reported, net of applicable income taxes, as Discontinued Operations.

Summarized financial information for the discontinued operations, is as follows:

                                                   (Stated in millions)
                                           1999            1998           1997
                                        ---------      ---------       ---------
Operating revenue                       $    648        $  1,091        $    891
Income before taxes                     $     29        $    428        $    329
Income after taxes                      $     37        $    396        $    297
                                        ========        ========        ========

Acquisitions

During 1999, subsidiaries of Schlumberger acquired Merak, a market leader in petroleum software solutions; Secure Oil Tools, a leader in multilateral completions; and substantially all of the assets of Panther Software Corporation, a provider of hardware and software products and services for managing large volumes of seismic data. These acquisitions were accounted for using the purchase method of accounting. Costs in excess of net assets acquired were $106 million which are being amortized on a straight-line basis over 7 to 20 years.

In the third quarter of 1999, the Omnes joint venture, created in 1995 between Schlumberger and Cable & Wireless, was restructured into two separate business units. Under the agreement, equal ownership and access to products, technology and intellectual property was given to both parent companies. Schlumberger retained ownership of the Omnes name. Omnes is now a fully operational company within Test & Transactions.

On August 31, 1998, the merger of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger, and Camco International Inc. was completed. Under the terms of the merger agreement, approximately 38.2 million shares of Camco common stock were exchanged for 45.1 million shares of Schlumberger common stock at the exchange rate of 1.18 shares of Schlumberger stock for each share of Camco. Based on the Schlumberger average price of $47-7/8 on August 28, the transaction was valued at $2.2 billion. The business combination was accounted for using the pooling-of-interests method of accounting.

During 1997, subsidiaries of Schlumberger acquired Interactive Video Systems, Inc., a metrology solutions provider for the front-end semiconductor fabrication equipment market, and S.A. Holditch and Associates, Inc., a petroleum and geoscience consulting services company. These acquisitions were accounted for using the purchase method of accounting. Costs in excess of net assets acquired were $38 million which are being amortized on a straight-line basis over periods of 5 and 15 years, respectively.

Investments in Affiliated Companies

In the third quarter of 1999, Schlumberger and Smith International Inc. entered into an agreement whereby their drilling fluids operations were combined to form a joint venture. Under the terms of the agreement, Schlumberger contributed its non-US drilling fluids business and a total of $325 million to the joint venture. Schlumberger owns a 40% interest in the joint venture and records income using the equity method of accounting. The total investment on December 31, 1999 was $414 million. The equity income for 1999 is not material.

Investments

The Consolidated Balance Sheet reflects the Schlumberger investment portfolio separated between current and long term, based on maturity. Except for $130 million of investments which are considered trading on December 31, 1999 ($125 million in 1998), it is the intent of Schlumberger to hold the investments until maturity.

Long-term investments mature as follows: $133 million in 2001, $358 million in 2002 and $235 million thereafter.

On December 31, 1999, there were no interest rate swap arrangements outstanding related to investments. Interest rate swap arrangements had no material effect on consolidated interest income.

Fixed Assets

A summary of fixed assets follows:
                                                          (Stated in millions)
December 31,                                            1999                1998
                                                      -------            -------
Land                                                  $    68            $    78
Buildings &
   Improvements                                         1,086              1,108
Machinery &
   Equipment                                            8,485             10,472
                                                      -------            -------
Total cost                                              9,639             11,658
Less accumulated
   depreciation                                         6,078              6,964
                                                      -------            -------
                                                      $ 3,561            $ 4,694
                                                      =======            =======

The decreases in cost and accumulated depreciation reflect the assets of the Sedco Forex offshore contract drilling business, which was spun off on December 30, 1999 (see Discontinued Operations on page xx).

The estimated useful lives of Buildings & Improvements are primarily 30 to 40 years. For Machinery & Equipment, 13% is being depreciated over 16 to 25 years, 14% over 10 to 15 years and 73% over 2 to 9 years.

Long-term Debt

A summary of long-term debt by currency follows:

                                                          (Stated in millions)
December 31,                                             1999               1998
                                                       ------             ------
US dollar                                              $2,369             $2,284
Euro                                                      335               --
Japanese yen                                              146                125
Canadian dollar                                           105                 80
Italian lira                                               76                 91
UK pound                                                   20                270
French franc                                             --                  201
German mark                                              --                  160
Other                                                     132                 74
                                                       ------             ------
                                                       $3,183             $3,285
                                                       ======             ======

The majority of the long-term debt is at variable interest rates; the weighted-average interest rate of the debt outstanding on December 31, 1999 was 5.9%. Such rates are reset every six months or sooner. The carrying value of long-term debt on December 31, 1999 approximates the aggregate fair market value.

Long-term debt on December 31, 1999, is due as follows: $92 million in 2001, $57 million in 2002, $2,322 million in 2003, $424 million in 2004 and $288 million thereafter.

On December 31, 1999, interest rate swap arrangements outstanding were: pay fixed/receive floating on US dollar debt of $600 million; pay floating/receive fixed on US dollar debt of $214 million; pay fixed/receive floating on Japanese yen debt of $107 million. Also outstanding on December 31, 1999 was a hedge in the notional amount of $76 million against the US 10-year Treasury Note interest rate. These arrangements mature at various dates to August 2008. Interest rate swap arrangements had no material effect on consolidated interest expense in 1999 and no impact in 1998. The likelihood of nonperformance by the other parties to the arrangements is considered to be remote.

Lines of Credit

On December 31, 1999, the principal US subsidiary of Schlumberger had an available unused Revolving Credit Agreement with a syndicate of banks. The Agreement provided that the subsidiary may borrow up to $1 billion until August 2003 at money market-based rates (6.1% on December 31, 1999) of which $375 million was outstanding on December 31, 1999; on December 31, 1998, there was no outstanding amount. In addition, on December 31, 1999 and 1998, Schlumberger and its subsidiaries also had available unused lines of credit of approximately $793 million and $630 million, respectively. Commitment and facility fees are not material.

Capital Stock

Schlumberger is authorized to issue 1,000,000,000 shares of common stock, par value $0.01 per share, of which 565,931,130 and 546,133,876 shares were outstanding on December 31, 1999 and 1998, respectively. Schlumberger is also authorized to issue 200,000,000 shares of cumulative preferred stock, par value $0.01 per share, which may be issued in series with terms and conditions determined by the Board of Directors. No shares of preferred stock have been issued. Holders of common stock and preferred stock are entitled to one vote for each share of stock held.

In January 1993, Schlumberger acquired the remaining 50% interest in the Dowell Schlumberger group of companies. The purchase price included a warrant, expiring in 7.5 years and valued at $100 million, to purchase 15,153,018 shares of Schlumberger common stock at an exercise price of $29.672 per share. The warrant was exercised by Dow Chemical on December 16, 1999.

Stock Compensation Plans

As of December 31, 1999, Schlumberger had two types of stock-based compensation plans, which are described below. Schlumberger applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the stock-based Schlumberger plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS 123, Schlumberger net income and earnings per share would have been the pro forma amounts indicated below:

                                             (Stated in millions except per share amounts)
                                            1999           1998            1997
                                            ----         -------       --------
Net income
         As reported                     $   367       $   1,014       $   1,385
         Pro forma                       $   260       $     882       $   1,315

Basic earnings
    per share
         As reported                     $  0.67       $    1.86       $    2.57
         Pro forma                       $  0.47       $    1.62       $    2.44

Diluted earnings
   per share
         As reported                     $  0.65       $    1.81       $    2.47
         Pro forma                       $  0.46       $    1.57       $    2.35

Stock Options Plans
During 1999, 1998, 1997 and in prior years, officers and key employees were granted stock options under Schlumberger stock option plans. For all of the stock options granted, the exercise price of each option equals the market price of Schlumberger stock on the date of grant; an option's maximum term is ten years, and options generally vest in 20% increments over five years.

As required by SFAS 123, the fair value of each grant is estimated on the date of grant using the multiple option Black-Scholes option-pricing model with the following weighted-average assumptions used for 1999, 1998 and 1997: Dividend of $0.75; expected volatility of 25%-29% for 1999 grants, 21%-25% for 1998 grants and 21% for 1997 grants; risk-free interest rates for the 1999 grants of 4.92%-5.29% for officers and 4.80%-6.25% for the 1999 grants to all other employees; risk-free interest rates for the 1998 grant to officers of 5.59%-5.68% and 4.35%-5.62% for the 1998 grants to all other employees; risk-free interest rates for 1997 grants of 6.19% for officers and 5.80%-6.77% for all other employees; and expected option lives of 7.14 years for officers and 5.28 years for other employees for 1999 grants, 6.98 years for officers and
5.02 years for other employees for 1998 grants and 7.27 years for officers and
5.09 years for other employees for 1997 grants.

A summary of the status of the Schlumberger stock option plans as of December 31, 1999, 1998 and 1997, and changes during the years ending on those dates is presented below:


                                                 1999/1/                             1998/1/                         1997/1/
                                                 ----                                ----                            ----
                                                            WEIGHTED-                      WEIGHTED-                     WEIGHTED-
                                                            AVERAGE                        AVERAGE                       AVERAGE
                                                            EXERCISE                       EXERCISE                      EXERCISE
FIXED OPTIONS                               SHARES           PRICE         SHARES           PRICE              SHARES      PRICE
--------------------------------------------------------------------------------------------------------------------------------
Outstanding at
   beginning of year                    30,310,579        $    42.50    31,542,758         $   39.81       28,904,607    $  28.57

Granted                                  6,012,168        $    54.04     2,027,812         $   62.57        7,497,432    $  73.09

Exercised                               (3,634,790)       $    28.68    (2,527,380)        $   24.15       (4,238,496)   $  24.77

Forfeited                               (1,074,033)       $    52.50      (732,611)        $   47.61         (620,785)   $  32.55
                                        -----------                     ----------                          ---------
Outstanding at
   year-end                             31,613,924        $    37.91    30,310,579         $   42.50       31,542,758    $  39.81
                                        ===========                     ==========                          =========
Options exercisable
   at year-end                          16,396,821                      15,914,440                         12,754,955
Weighted-average
   fair value of options
granted during the year                  $   17.72                    $      22.24                          $   23.02

/1/Shares and exercise price have been restated to reflect adjustments made as a result of the spin-off of Sedco Forex, in accordance with EITF Issue 90-9, "Changes to Fixed Employee Stock Option Plans as Result of Equity
Restructuring."

The following table summarizes information concerning currently outstanding and exercisable options by three ranges of exercise prices on December 31, 1999:

                                     OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE

                            Number     Weighted-average                        Number
Range of                 outstanding     remaining        Weighted-average    exercisable     Weighted-average
exercise prices       as of 12/31/99   contractual life     exercise price   as of 12/31/99   exercise price
---------------       ------------------------------   ----------------    --------------     --------------
$ 3.831 -  $30.710     12,692,062          4.21              $27.403         10,985,705          $27.061
$30.795 -  $55.619     12,062,599          7.87              $46.746          3,262,756          $39.519
$55.875 -  $82.348      6,859,263          7.94              $78.828          2,148,360          $84.037
                        ---------                                             ---------
                       31,613,924          6.42              $45.942         16,396,821          $37.005
                       ----------                                            ----------


Employee Stock Purchase Plan
Under the Schlumberger Discounted Stock Purchase Plan, Schlumberger is authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the Plan year market price. Under the Plan, Schlumberger sold 1,324,848, 1,266,840 and 1,399,623 shares to employees in 1999, 1998 and 1997, respectively. Compensation cost has been computed for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1999, 1998 and 1997: Dividend of $0.75; expected life of one year; expected volatility of 40% for 1999, 34% for 1998 and 28% for 1997; and risk-free interest rates of 5.33% for 1999, 4.44% for 1998 and 5.64% for 1997. The weighted-average fair value of those purchase rights granted in 1999, 1998 and 1997, was $19.829, $19.817 and $17.845, respectively.

Income Tax Expense
Schlumberger and its subsidiaries operate in more than 100 taxing jurisdictions where statutory tax rates generally vary from 0% to 50%.

Pretax book income from continuing operations subject to US and non-US income taxes for each of the three years ending December 31, was as follows:

                                                      (Stated in millions)
                                               1999               1998            1997
                                               ----               ----            ----
United States                               $  (172)          $      24         $   482
Outside United States                           642                 870             994
                                            ----------        ----------        ---------
Pretax income                               $   470           $     894          $1,476
                                           ===========       ===========        ========

Schlumberger had net deductible temporary differences of $1.1 billion on December 31, 1999 and $1.2 billion on December 31, 1998. Significant temporary differences pertain to postretirement medical benefits, fixed assets, employee benefits and inventory.

The components of consolidated income tax expense from continuing operations were as follows:

                                               (Stated in millions)
                                           1999       1998       1997
                                           ----       ----      ----
Current:
    United States--Federal                $ (74)     $ 124      $  93
    United States--State                     (7)        15         19
    Outside United States                   206        225        244
                                          -----      -----      -----
                                          $ 125      $ 364      $ 356
                                          -----      -----      -----


Deferred:
    United States--Federal                $  14      $ (68)     $  18
    United States--State                      1         (7)        (2)
    Outside United States                     1        (13)        16
                                          -----      -----      -----
                                          $  16      $ (88)     $  32
                                          -----      -----      -----
Consolidated taxes on income              $ 141      $ 276      $ 388
                                          =====      =====      =====
Effective tax rate                           30%        31%        26%
                                          =====      =====      =====

For the three years, the variations from the US statutory federal tax rate (35%) and Schlumberger effective tax rates were due to several factors, including the effect of the US operating loss carryforward in 1997 and a substantial proportion of operations in countries where taxation on income is lower than in the US.

In the third quarter of 1996, with increasing profitability and a strong outlook in the US, Schlumberger recognized 50% of the US income tax benefit related to its US subsidiary's tax loss carryforward and all temporary differences. This resulted in a credit of $360 million. In the second quarter of 1997, Schlumberger released the remaining valuation allowance related to its US subsidiary's tax loss carryforward and all temporary differences. The resulting reduction in income tax expense was not significant.

Leases and Lease Commitments

Total rental expense was $303 million in 1999, $304 million in 1998 and $265 million in 1997. Future minimum rental commitments under noncancelable leases for years ending December 31 are: $111 million in 2000; $99 million in 2001; $86 million in 2002; $62 million in 2003; and $52 million in 2004. For the ensuing three five-year periods, these commitments decrease from $79 million to $4 million. The minimum rentals over the remaining terms of the leases aggregate to $43 million.

Contingencies

The Consolidated Balance Sheet includes accruals for the estimated future costs associated with certain environmental remediation activities related to the past use or disposal of hazardous materials. Substantially all such costs relate to divested operations and to facilities or locations that are no longer in operation. Due to a number of uncertainties, including uncertainty of timing, the scope of remediation, future technology, regulatory changes and other factors, it is possible that the ultimate remediation costs may exceed the amounts estimated. However, in the opinion of management, such additional costs are not expected to be material relative to consolidated liquidity, financial position or future results of operations.

In addition, Schlumberger and its subsidiaries are party to various other legal proceedings. Although the ultimate disposition of these proceedings is not presently determinable, in the opinion of Schlumberger any liability that might ensue would not be material in relation to the consolidated liquidity, financial position or future results of operations.

Segment Information

Schlumberger operates three reportable segments: Oilfield Services (OFS), Resource Management Services (RMS) and Test & Transactions (T&T).

The Schlumberger OFS segment falls into four clearly defined economic and geographical areas and is evaluated on the following basis: First, North America
(NAM) is a major self-contained market. Second, Latin America (LAM) comprises regional markets that share a common dependence on the United States. Third, Europe is another major self-contained market that includes West Africa and the CIS, whose economy is increasingly linked to that of Europe. Fourth, Other Eastern includes the remainder of the Eastern Hemisphere, which consists of many countries at different stages of economic development that share a common dependence on the oil and gas industry. Camco is managed as a separate unit within OFS.

The OFS segment provides virtually all exploration and production services required during the life of an oil and gas reservoir. Schlumberger believes that all the products/services are interrelated and expects similar performance from each. The RMS segment is essentially a global provider of measurement solutions, products and systems for electricity, gas and water utilities worldwide. The T&T segment supplies technology products, services and system solutions to the semiconductor, banking, telecommunications, transportation and health care industries. The segment consists of Automated Test Equipment, Smart Cards & Terminals and Omnes. Services and products are described in more detail on page xx of this report.

Financial information for the years ended December 31, 1999, 1998 and 1997, by segment, is as follows:

                                                                                                              (stated in millions)
                                      ----------------------------------------------------------------------------------------------
                                                                               Europe/        Other                        Elims/
                1999                               NAM           LAM       CIS / W. Afr.     Eastern         Camco          Other
                                      ----------------------------------------------------------------------------------------------
Revenue ..................................      $  1,470       $    850       $  1,360       $  1,394       $    749       $     46
------------------------------------------------------------------------------------------------------------------------------------
Segment Income ...........................      $     68       $      5       $     67       $    215       $     74       $    (27)
Income Tax Expense (1) ...................            35             22             32             45             38              2
------------------------------------------------------------------------------------------------------------------------------------
Pretax Segment Income ....................      $    103       $     27       $     99       $    260       $    112       $    (25)
------------------------------------------------------------------------------------------------------------------------------------
Interest Income ..........................
Interest Expense .........................                    $     (6)      $     (1)
First & Fourth Quarter Charges ...........
------------------------------------------------------------------------------------------------------------------------------------
Pretax Income ............................
------------------------------------------------------------------------------------------------------------------------------------
Segment Assets ...........................      $  1,354       $    884       $  1,348       $  1,217       $  1,168       $  1,434
Corporate Assets .........................
------------------------------------------------------------------------------------------------------------------------------------
Total Assets .............................
------------------------------------------------------------------------------------------------------------------------------------
Depreciation /Amortization ...............      $    193       $    134       $    216       $    217       $     72       $     39
------------------------------------------------------------------------------------------------------------------------------------
Capital Expenditures .....................      $    160       $    118       $    121       $    133       $    107       $     50
------------------------------------------------------------------------------------------------------------------------------------

                                                         Total                                               Elims/
                                                          OFS              RMS            T&T                Other     Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Revenue .....................................          $ 5,869          $ 1,375          $ 1,183           $   (32)          $ 8,395
------------------------------------------------------------------------------------------------------------------------------------
Segment Income ..............................          $   402          $     6          $    30           $   (25)          $   413
Income Tax Expense (1) ......................              174                9               (3)              (47)              133
------------------------------------------------------------------------------------------------------------------------------------
Pretax Segment Income .......................          $   576          $    15          $    27           $   (72)          $   546
------------------------------------------------------------------------------------------------------------------------------------
Interest Income ..............                                                                                                  228
Interest Expense .............                                          $  (1)           $    (1)                              (184)
First & Fourth Quarter Charges                                                                                                 (720)
------------------------------------------------------------------------------------------------------------------------------------
Pretax Income ................                                                                                               $  470
------------------------------------------------------------------------------------------------------------------------------------
Segment Assets ...............                        $  7,405         $  1,006          $   989            $    --         $  9,400
Corporate Assets .............                                                                                              $  5.681
------------------------------------------------------------------------------------------------------------------------------------
Total Assets .................                                                                                              $ 15,081
------------------------------------------------------------------------------------------------------------------------------------
Depreciation /Amortization ...                        $    871         $     88          $     48           $     14        $  1,021
------------------------------------------------------------------------------------------------------------------------------------
Capital Expenditures .........                        $    689         $     49          $     44           $     10        $    792
------------------------------------------------------------------------------------------------------------------------------------

(1) 1999 Income tax expense excludes a credit of $8 million related to the First & Fourth Quarter Changes.


                                                                                                    (stated in millions)
                                                                Europe             Other                             Elims/
             1998                    NAM             LAM        CIS / W. Afr.      Eastern          Camco            Other
                                  ------------------------------------------------------------------------------------------
Revenue ......................   $  2,035        $  1,113         $  1,907         $  1,826        $    896        $     19
----------------------------------------------------------------------------------------------------------------------------
Segment Income ...............   $    165        $    115         $    211         $    402        $    116        $    (55)
Income Tax Expense (2) .......         93              44               58               92              62               3
----------------------------------------------------------------------------------------------------------------------------
Pretax Segment Income ........   $    258        $    159         $    269         $    494        $    178        $    (52)
----------------------------------------------------------------------------------------------------------------------------
Interest Income ..............
Interest Expense .............                  $     (9)
Third Quarter Charge .........
----------------------------------------------------------------------------------------------------------------------------
Pretax Income ................
----------------------------------------------------------------------------------------------------------------------------
Segment Assets ...............   $  1,094        $    933         $  1,523         $  1,483        $  1,089        $    967
Corporate Assets .............
Discontinued Operations Assets
----------------------------------------------------------------------------------------------------------------------------
Total Assets .................
----------------------------------------------------------------------------------------------------------------------------
Depreciation /Amortization ...   $    204        $    113         $    205         $    203        $     75        $     65
----------------------------------------------------------------------------------------------------------------------------
Capital Expenditures .........   $    107        $    269         $    342         $    293        $    131        $    179
----------------------------------------------------------------------------------------------------------------------------

 1998                            Total                                          Elims/
                                   OFS             RMS             T&T          Other             CONSOLIDATED
---------------------------------------------------------------------------------------------------------------------------
Revenue ......................   $  7,796       $  1,465        $  1,226        $    238           $ 10,725
---------------------------------------------------------------------------------------------------------------------------
Segment Income ...............   $    954       $     32        $     55        $    (92)          $    949
Income Tax Expense (2) .......        352             18              18             (48)               340
---------------------------------------------------------------------------------------------------------------------------
Pretax Segment Income ........   $  1,306       $     50        $     73        $   (140)          $  1,289
---------------------------------------------------------------------------------------------------------------------------
Interest Income ..............                                                                          164
Interest Expense .............                                   $    (1)                              (127)
Third Quarter Charge .........                                                                         (432)
---------------------------------------------------------------------------------------------------------------------------
Pretax Income ................                                                                          894
---------------------------------------------------------------------------------------------------------------------------
Segment Assets ...............   $  7,089       $  1,184        $  1,069        $   --             $  9,342
Corporate Assets .............                                                                        5,316
Discontinued Operations Assets                                                                        1,420
---------------------------------------------------------------------------------------------------------------------------
Total Assets .................                                                                      $16,078
---------------------------------------------------------------------------------------------------------------------------
Depreciation /Amortization ...   $    865       $     87        $     48        $     12           $  1,012
---------------------------------------------------------------------------------------------------------------------------
Capital Expenditures .........   $  1,321       $     61        $     53        $     28           $  1,463
---------------------------------------------------------------------------------------------------------------------------

(2)1998 income tax expense excludes a credit of $64 million related to the Third Quarter Charge.


                                                                                                        (stated in millions)
                                                                  Europe/           Other                           Elims/
              1997                    NAM             LAM      CIS / W. Afr.       Eastern          Camco           Other
                                  ---------------------------------------------------------------------------------------------
Revenue ......................      $  2,168        $  1,019        $  1,863        $  1,745       $    869        $    (10)
-------------------------------------------------------------------------------------------------------------------------------
Segment Income ...............      $    265        $    154        $    250        $    384       $     99        $    (79)
Income Tax Expense ...........           113              45              48              83             54               3
-------------------------------------------------------------------------------------------------------------------------------
Pretax Segment Income ........      $    378        $    199        $    298        $    467       $    153        $    (76)
-------------------------------------------------------------------------------------------------------------------------------
Interest Income ..............
Interest Expense .............                      $     (5)
-------------------------------------------------------------------------------------------------------------------------------
Pretax Income ................
-------------------------------------------------------------------------------------------------------------------------------
Segment Assets ...............      $  1,451        $    852        $  1,370        $  1,339       $  1,042        $    843
Corporate Assets .............
Discontinued Operations Assets
-------------------------------------------------------------------------------------------------------------------------------
Total Assets .................
-------------------------------------------------------------------------------------------------------------------------------
Depreciation/Amortization ....      $    187        $     92        $    191        $    174       $     62        $     68
-------------------------------------------------------------------------------------------------------------------------------
Capital Expenditures .........      $    280        $    216        $    305        $    313       $     96        $     51
-------------------------------------------------------------------------------------------------------------------------------
                                     Total                                            Elims/
                                      OFS             RMS              T&T            Other                        CONSOLIDATED
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
Revenue ......................      $  7,654        $  1,569         $  1,066        $    363          $ 10,652
-------------------------------------------------------------------------------------------------------------------------------
Segment Income ...............      $  1,073        $     47         $     73        $   (129)         $  1,064
Income Tax Expense ...........           346              24               30             (12)              388
-------------------------------------------------------------------------------------------------------------------------------
Pretax Segment Income ........      $  1,419        $     71         $    103        $   (141)         $  1,452
-------------------------------------------------------------------------------------------------------------------------------
Interest Income ..............                                                                              94
Interest Expense .............                                       $     (1)                             (70)
-------------------------------------------------------------------------------------------------------------------------------
Pretax Income ................                                                                         $  1,476
-------------------------------------------------------------------------------------------------------------------------------
Segment Assets ...............      $  6,897        $  1,219         $  1,088        $   --            $  9,204
Corporate Assets .............                                                                            2,966
Discontinued Operations Assets                                                                            1,016
-------------------------------------------------------------------------------------------------------------------------------
Total Assets .................                                                                          $13,186
-------------------------------------------------------------------------------------------------------------------------------
Depreciation/Amortization ....      $    774        $     93         $     44        $     13          $    924
-------------------------------------------------------------------------------------------------------------------------------
Capital Expenditures .........      $  1,261        $     67         $     63        $     13          $  1,404
-------------------------------------------------------------------------------------------------------------------------------

Corporate assets largely comprise short-term and long-term investments.

During the three years ended December 31, 1999, no single customer exceeded 10% of consolidated revenue.

The accounting policies of the segments are the same as those described in Summary of Accounting Policies.

Oilfield Services' net income eliminations include: certain headquarters administrative costs which are not allocated geographically, goodwill amortization, and certain costs maintained at the OFS level.

Nonoperating expenses, such as certain intersegment charges and interest expense (except as shown above), are not included in segment operating income.

Schlumberger did not have revenue from third-party customers in its country of domicile during the last three years. In each of the three years, only revenue in the US exceeded 10% of consolidated revenue. Revenue in the US in 1999, 1998 and 1997 was $2.5 billion, $3.4 billion and $3.5 billion, respectively.

Pension and Other Benefit Plans

US Pension Plans
Schlumberger and its US subsidiary sponsor several defined benefit pension plans that cover substantially all employees. The benefits are based on years of service and compensation on a career-average pay basis. These plans are fully funded with a trustee in respect to past and current service. Charges to expense are based upon costs computed by independent actuaries. The funding policy is to annually contribute amounts that are allowable for federal income tax purposes. These contributions are intended to provide for benefits earned to date and those expected to be earned in the future.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1999 were 7%, 4.5% and 9%, respectively. In 1998, the assumptions were 7.5%, 4.5% and 9%, respectively. In 1997, the assumptions were 8%, 4.5% and 8.5%, respectively.

Net pension cost in the US for 1999, 1998 and 1997, included the following components:

                                                       (Stated in millions)
                                                   1999         1998       1997
                                                 ------      ------      ------
Service cost-benefits
   earned during the period                        $ 45        $ 39        $ 33
Interest cost on projected
   benefit obligation                                73          68          61
Expected return on plan assets
   (actual return: 1999-$211;
   1998-$167; 1997-$165)                            (86)        (77)        (63)
Amortization of
   transition asset                                  (2)         (2)         (2)
Amortization of prior
   service cost/other                                 6           3           4
                                                   ----        ----        ----
Net pension cost                                   $ 36        $ 31        $ 33
                                                   ====        ====        ====

Effective January 1, 1998, Schlumberger and its subsidiaries amended their pension plans to improve retirement benefits for retired employees. The funded status on December 31, 1997, reflects the amendment.

The change in the projected benefit obligation, plan assets and funded status of the plans on December 31, 1999 and 1998, was as follows:

                                                          (Stated in millions)
                                                           1999           1998
                                                         ------          ------
Projected benefit  obligation
   at beginning of the year                             $ 1,060         $   906
Service cost                                                 45              39
Interest cost                                                73              68
Actuarial (gains) losses                                    (70)             86
Benefits paid                                               (56)            (46)
Amendments                                                 --                 2
Special termination benefits                               --                 9
Other                                                      --                (4)
Projected benefit  obligation                           -------         -------
   at end of the year                                   $ 1,052         $ 1,060
                                                        -------         -------

Plan assets at market value
   at beginning of the year                             $ 1,119         $   978
Actual return on plan assets                                211             167
Employer contribution                                         2              20
Benefits paid                                               (56)            (46)
Plan assets at market value                             -------         -------
   at end of the year                                   $ 1,276         $ 1,119
                                                        -------         -------
Excess of assets over
   projected benefit  obligation                            224              59
Unrecognized net gain                                      (395)           (198)
Unrecognized prior service cost                              44              50
Unrecognized net asset
   at transition date                                        (2)             (4)
                                                        -------         -------
Pension liability                                       $  (129)        $   (93)
                                                        =======         =======

The assumed discount rate, the rate of compensation increases and the expected long-term rate of return on plan assets used to determine the projected benefit obligations were 7.75%, 4.5% and 9%, respectively, in 1999, and 7%, 4.5% and 9% respectively, in 1998. Plan assets on December 31, 1999, consisted of common stocks ($843 million), cash or cash equivalents ($152 million), fixed income investments ($197 million) and other investments ($84 million). Less than 1% of the plan assets on December 31, 1999, were represented by Schlumberger common stock.

Non-US Pension Plans
Outside the US, subsidiaries of Schlumberger sponsor several defined benefit and defined contribution plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. These plans are substantially fully funded with trustees in respect to past and current service. For all defined benefit plans, pension expense was $19 million, $17 million and $15 million in 1999, 1998 and 1997, respectively. The only significant defined benefit plan is in the UK.

The assumed discount rate, compensation increases and return on plan assets used to determine pension expense in 1999 were 7%, 4% and 9%, respectively. In 1998, the assumptions were 7.5%, 5% and 9%, respectively. In 1997, the assumptions were 8%, 5% and 8.5%, respectively.

Net pension cost in the UK plan for 1999, 1998 and 1997 (translated into US dollars at the average exchange rate for the periods), included the following components:

                                                      (Stated in millions)
                                                   1999         1998       1997
                                                 ------        ------     ------
Service cost-benefits
   earned during the period                        $ 22        $ 18        $ 16
Interest cost on projected
   benefit obligation                                15          18          15
Expected return on plan assets
   (actual return: 1999-$96;
   1998-$22; 1997-$28)                              (33)        (30)        (25)
Amortization of transition
   asset and other                                   (6)         (6)         (5)
                                                   ----        ----        ----
Net pension cost                                   $ (2)       $--         $  1
                                                   ====        ====        ====

The change in the projected benefit obligation, plan assets and funded status of the plan (translated into US dollars at year-end exchange rates) was as follows:

                                                           (Stated in millions)
                                                           1999            1998
                                                          ------         ------
Projected benefit  obligation
   at beginning of the year                                $ 229          $ 239
Service cost                                                  22             18
Interest cost                                                 15             18
Actuarial losses (gains)                                      36            (37)
Benefits paid                                                (12)            (9)
Projected benefit  obligation                              -----          -----
   at end of the year                                      $ 290          $ 229
                                                           -----          -----
Plan assets at market value
   at beginning of the year                                $ 366          $ 350
Actual return on plan assets                                  96             22
Employer contribution                                          4              3
Benefits paid                                                (12)            (9)
Plan assets at market value                                -----          -----
   at end of the year                                      $ 454          $ 366
                                                           -----          -----
Excess of assets over
   projected benefit  obligation                             164            137
Unrecognized net gain                                       (135)          (114)
Unrecognized prior service cost                                2              3
Unrecognized net asset
   at transition date                                         (3)            (4)
                                                           -----          -----
Pension asset                                              $  28          $  22
                                                           =====          =====

The assumed discount rate and rate of compensation increases used to determine the projected benefit obligation were 6.5% and 4%, respectively, in 1999, and 7% and 4%, respectively, in 1998; the expected long-term rate of return on plan assets was 9% in 1999 and 1998. Plan assets consisted of common stocks ($339 million), cash or cash equivalents ($90 million) and fixed income investments ($25 million). None of the plan assets represented Schlumberger common stock.

For defined contribution plans, funding and cost are generally based upon a predetermined percentage of employee compensation. Charges to expense in 1999, 1998 and 1997, were $24 million, $25 million and $25 million, respectively.

Other Deferred Benefits
In addition to providing pension benefits, Schlumberger and its subsidiaries have other deferred benefit programs. Expenses for these programs were $73 million, $128 million and $127 million in 1999, 1998 and 1997, respectively.

Health Care Benefits
Schlumberger and its US subsidiary provide health care benefits for certain active employees. The cost of providing these benefits is recognized as expense when incurred and aggregated $53 million, $54 million and $46 million in 1999, 1998 and 1997, respectively. Outside the US, such benefits are mostly provided through government-sponsored programs.

Postretirement Benefits Other Than Pensions
Schlumberger and its US subsidiary provide certain health care benefits to former employees who have retired under the US pension plans.

The principal actuarial assumptions used to measure costs were a discount rate of 7% in 1999, 7.5% in 1998 and 8% in 1997. The overall medical cost trend rate assumption beginning December 31, 1996, was 9% graded to 5% over the next six years and 5% thereafter. Previously the overall assumption had been 10% graded to 6% over the next six years and 6% thereafter.

Net periodic postretirement benefit cost in the US for 1999, 1998 and 1997, included the following components:

                                                     (Stated in millions)
                                                 1999         1998         1997
                                               ------       ------       ------
Service cost-benefits
  earned during the period                       $ 11         $ 11         $  9
Interest cost on accumulated
  postretirement benefit
    obligation                                     23           22           22
Amortization of unrecognized
  net gain and other                               (3)          (6)          (6)
                                                 ----         ----         ----
                                                 $ 31         $ 27         $ 25
                                                 ====         ====         ====

The change in accumulated postretirement benefit obligation and funded status on December 31, 1999 and 1998 was as follows:

                                                           (Stated in millions)
                                                           1999            1998
                                                         ------          ------
Accumulated postretirement
  benefit  obligation
   at beginning of the year                                $ 354          $ 313
Service cost                                                  11             11
Interest cost                                                 23             22
Actuarial (gains) losses                                     (52)            18
Benefits paid                                                (16)           (11)
Acquisition                                                 --                1
Accumulated postretirement                                 -----          -----
  benefit  obligation
   at end of the year                                        320            354
Unrecognized net gain                                        124             74
Unrecognized prior service cost                                4              5
Postretirement benefit                                     -----          -----
  liability on December 31                                 $ 448          $ 433
                                                           =====          =====

The components of the accumulated postretirement benefit obligation on December 31, 1999 and 1998 were as follows:


                                                          (Stated in millions)
                                                          1999              1998
                                                        ------            ------
Retirees                                                  $161              $165
Fully eligible                                              45                48
Actives                                                    114               141
                                                          ----              ----
                                                          $320              $354
                                                          ====              ====

The assumed discount rate used to determine the accumulated postretirement benefit obligation was 7.75% for 1999 and 7% for 1998.

If the assumed medical cost trend rate was increased by one percentage point, health care cost in 1999 would have been $39 million, and the accumulated postretirement benefit obligation would have been $372 million on December 31, 1999.

If the assumed medical cost trend rate was decreased by one percentage point, health care cost in 1999 would have been $26 million, and the accumulated postretirement benefit obligation would have been $278 million on December 31, 1999.

Supplementary Information

Operating revenue and related cost of goods sold and services for continuing operations comprised the following:


Year ended                                         (Stated in millions)
   December 31,                             1999            1998          1997
                                          --------        --------      --------
Operating revenue
   Sales                                   $ 3,822        $ 4,623        $ 4,703
   Services                                  4,573          6,102          5,949
                                           -------        -------        -------
                                           $ 8,395        $10,725        $10,652
                                           =======        =======        =======
Direct operating costs
   Goods sold                              $ 2,461        $ 2,916        $ 2,949
   Services                                  4,288          5,498          4,899
                                           -------        -------        -------
                                           $ 6,749        $ 8,414        $ 7,848
                                           =======        =======        =======

Cash paid for interest and income taxes for continuing operations was as follows:

Year ended                                        (Stated in millions)
   December 31,                               1999           1998           1997
                                            ------         ------         ------
Interest                                   $   200        $   128        $    77
Income taxes                               $   182        $   299        $   296

Accounts payable and accrued liabilities are summarized as follows:

Year ended                                                 (Stated in millions)
December 31,                                               1999             1998
                                                         ------           ------
Payroll, vacation and
   employee benefits                                     $  564           $  582
Trade                                                       663              820
Taxes, other than income                                    169              176
Other                                                       887              962
                                                         ------           ------
                                                         $2,283           $2,540
                                                         ======           ======

Interest and other income includes interest income, principally from short-term and long-term investments, of $235 million, $167 million and $99 million for 1999, 1998 and 1997, respectively, and in 1999, a gain of $103 million on the sale of financial instruments.